Exhibit 99.1

NEWS RELEASE

CONTACT:

Paul A. Criscillis, Jr.

Senior Vice President and CFO

770-822-4262

FOR IMMEDIATE RELEASE

NATIONAL VISION REPORTS SECOND QUARTER OPERATING RESULTS

Lawrenceville, Georgia, August 15, 2005 — National Vision, Inc. (AMEX:NVI) today announced operating results for its fiscal second quarter and the year-to-date period ended July 2, 2005.

Total net revenue from continuing operations for the second quarter of 2005 was $58.7 million, a 4% increase from total net revenue of $56.3 million in last year’s second quarter.  The quarter’s comparable store sales growth was +3%.

Current year second quarter net income was $864,000 versus net income of $4.8 million in the 2004 second quarter.  Two matters significantly affected the year-over-year comparisons.  The 2005 second quarter results include pre-tax gains of $17,000 from the Company’s repurchases of its 12% Senior Subordinated Notes whereas pre-tax gains of $2.9 million from such repurchases were included in the second quarter of 2004.  Further, the effective income tax rate that was applied to pre-tax earnings for the 2005 quarter was 50% whereas the comparable rate applied to 2004 pre-tax earnings was 4.65%.  The higher effective income tax rate in the current year period is the result of accruals for deferred income taxes and does not represent an increase in the Company’s expected cash payments for income taxes, which are expected to approximate 4% of 2005 full year taxable income.  Diluted earnings per share were $0.15 in the current year second quarter versus $0.86 in the prior year period.

For the six-month year-to-date period, total net revenue from continuing operations of $118.8 million was 4% higher than the prior year’s net revenue from continuing operations of $113.9 million.  The year-over-year comparable store sales increase was +3%.  Net income for the first half of 2005 was $3.7 million versus net income of $7.9 million during the first six months of 2004.  Fully diluted earnings per share were $0.66 in the first six months of the current year versus $1.42 in the first half of 2004.

On July 28, 2005, Berkshire Partners commenced a cash tender offer to acquire all outstanding shares of National Vision common stock at a price of $7.25 per share.  The tender offer is still in process and will remain open until midnight on August 31, 2005.  Accordingly, the Company has not scheduled an investor relations conference call to discuss its second quarter operating results.

National Vision, Inc. is a retail optical company that operates vision centers primarily within host environments in the United States and Mexico. Its vision centers sell a wide range of optical products including eyeglasses, contact lenses and sunglasses. As of the end of the most recent fiscal quarter on July 2, 2005, the Company operated 412 vision centers, including 290 located inside domestic Wal-Mart stores.  National Vision depends on its domestic Wal-Mart locations for substantially all of its revenues and cash flow.  Investments in the debt and equity securities of National Vision, Inc. are subject to substantial risks as described in the Company’s public filings with the Securities and Exchange Commission.

NATIONAL VISION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Sales of optical products and services	$56,128	$54,421	$113,677	$110,025
Fees from managed vision care services	2,601	1,909	5,101	3,836

Total net revenue	58,729	56,330	118,778	113,861
Cost of goods sold, including occupancy costs	26,880	25,409	52,730	49,244

Gross profit	31,849	30,921	66,048	64,617
Selling, general & administrative expense	28,040	27,000	55,497	55,891
Operating income from continuing operations	3,809	3,921	10,551	8,726
Other income (expense):
Interest expense	(2,180)	(2,842)	(4,553)	(5,754)
Gain on repurchase of Senior Subordinated Notes	17	2,902	23	2,902
Other income, net	50	30	252	70

Earnings before taxes and discontinued operations	1,696	4,011	6,273	5,944
Income tax expense	848	187	2,659	300

Net earnings before discontinued operations	848	3,824	3,614	5,644

Discontinued operations:
Operating income from discontinued operations	70	1,043	196	2,417
Loss on disposal	(38)	(43)	(58)	(74)
Income tax expense	(16)	(46)	(59)	(118)
Earnings from discontinued operations	16	954	79	2,225

Net earnings	$864	$4,778	$3,693	$7,869

Earnings per common share:

Basic	$0.16	$0.94	$0.71	$1.55

Diluted	$0.15	$0.86	$0.66	$1.42

NATIONAL VISION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

July 2, 2005 and January 1, 2005

(In thousands)

	July 2, 2005	January 1, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,009	$7,858
Accounts receivable (net of allowance: 2005 - $469; 2004 - $423)	3,412	2,561
Inventories, net	13,914	14,065
Deferred income tax asset	7,517	9,394
Other current assets	1,303	2,405
Total current assets	32,155	36,283
PROPERTY AND EQUIPMENT, net	13,355	12,271
INTANGIBLE VALUE OF CONTRACTUAL RIGHTS
(net of accumulated amortization: 2005 - $30,729; 2004 - $26,974)	82,016	85,771
OTHER ASSETS AND DEFERRED COSTS
(net of accumulated amortization: 2005 - $1,282; 2004 - $1,193)	1,002	785
	$128,528	$135,110

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,677	$3,446
Accrued expenses and other current liabilities	23,052	23,772
Senior Subordinated Notes - current portion	3,009	4,858
Total current liabilities	29,738	32,076
DEFERRED INCOME TAX LIABILITY	8,807	8,191
OTHER LONG TERM LIABILITIES	568	491
SENIOR SUBORDINATED NOTES	63,902	72,930
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value; 5,000,000 shares authorized, none issued
Common stock, $0.01 par value; 10,000,000 shares authorized, 5,460,668 and 5,390,679 shares issued and outstanding at July 2, 2005 and January 1, 2005.	54	54
Additional paid-in capital	25,910	25,592
Deferred stock compensation	(339)	(407)
Retained earnings (deficit)	136	(3,557)
Accumulated other comprehensive loss	(248)	(260)
Total shareholders’ equity	25,513	21,422
	$128,528	$135,110